As filed with the Securities and Exchange Commission on September 25, 2017

Registration No. 333-153639

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ePlus inc.
___________________________________________________
(Exact name of Registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	54-1817218 (I.R.S. Employer Identification No.)

13595 Dulles Technology Drive Herndon, Virginia (Address of Principal Executive Offices)	20171-3413 (Zip Code)

ePLUS INC. 2008 NON-EMPLOYEE DIRECTOR LONG-TERM INCENTIVE PLAN, (Full title of the Plan)

Mark P. Marron President and Chief Executive Officer ePlus inc. 13595 Dulles Technology Drive Herndon, Virginia 20171-3413 (703) 984-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Lloyd H. Spencer, Esq. Nixon Peabody LLP 799 9th Street NW, Suite 500 Washington, D.C. 20001 (202) 585-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐ Accelerated filer ☒
Non-accelerated filer   ☐ (Do not check if a smaller reporting company) Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-153639) filed on September 23, 2008, is filed to deregister certain securities remaining available for issuance under such Registration Statement as described below.  On September 23, 2008, ePlus inc. (the "Registrant") filed the Registration Statement to register an aggregate of 2,500,000 shares of its common stock, par value $0.01 per share (the "Common Stock"), of which 500,000 were issuable under the Registrant's 2008 Non-Employee Director Long-Term Incentive Plan (the "2008 Plan").  Share numbers have been revised to reflect the two-for-one stock split that was effected March 31, 2017.

On September 12, 2017, at the Registrant's annual meeting of stockholders, the Registrant's stockholders approved the 2017 Non-Employee Director Long-Term Incentive Plan (the "2017 Plan").  The 2017 Plan provides for the issuance of up to 150,000 shares of the Registrant's Common Stock.  In connection with the approval of the 2017 Plan, the Board of Directors of the Registrant has determined that no future awards will be granted under the 2008 Plan.  As of September 21, 2017, there were 252,817 such shares of Common Stock (collectively, the "Remaining Shares").

This Post-Effective Amendment No. 1 is being filed to deregister the Remaining Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, State of Virginia, on the 21st day of September, 2017.

EPLUS INC.

By:	/s/ Mark P. Marron
Mark P. Marron President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Mark P. Marron and Elaine D. Marion and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Mark P. Marron	President and CEO	September 21, 2017
Mark P. Marron	(Principal Executive Officer)

/s/ Elaine D. Marion	Chief Financial Officer	September 21, 2017
Elaine D. Marion	(Principal Financial
and Accounting Officer)

/s/ Phillip G. Norton	Executive Chairman	September 21, 2017
Phillip G. Norton

/s/ Bruce M. Bowen	Director	September 21, 2017
Bruce M. Bowen

/s/ John E. Callies	Director	September 21, 2017
John E. Callies

/s/ C. Thomas Faulders	Director	September 21, 2017
C. Thomas Faulders

/s/ Terrence O'Donnell	Director	September 22, 2017
Terrence O'Donnell

/s/ Lawrence S. Herman	Director	September 21, 2017
Lawrence S. Herman

/s/ Ira A. Hunt	Director	September 22, 2017
Ira A. Hunt

/s/ Eric D. Hovde	Director	September 21, 2017
Eric D. Hovde